Exhibit 10.11

MEMORANDUM OF UNDERSTANDING

Between

Digital Ally, Inc.

And

TriSquare Communications (Hong Kong) Co., Ltd.

THIS MEMORANDUM OF UNDERSTANDING (MOU) is entered into as of this 29th day of November, 2005 (Effective Date) between Digital Ally, Inc. (Digital Ally) and TriSquare Communications (Hong Kong) Co., Ltd. (TriSquare). Whereas, Digital Ally desires to engage TriSquare to deliver certain products and services as more specifically described below.

1). Product and Services Description

TriSquare will provide electronic circuit and mechanical design and manufacturing services for a 900 MHz ISM band Wireless Microphone System designed to operate as an integral part of Digital Ally’s video recording system. The wireless system will act as a remote control and provide the audio overlay for the recording sessions of the Digital Ally video system. The features, functions, and operating specifications are attached as Exhibit A Wireless Microphone System. With the exception of product specific tooling as indicated in section two (2), all design and design works remain the exclusive property of TriSquare Communications, Inc. and certain designs incorporated into the Wireless Microphone System will be protected by United States patents and other countries intellectual property protection methods.

2). Product Development Charges and Tooling

TriSquare will charge Digital Ally a Development Fee of USD $270,000.00 to be paid in equal installments of $90,000.00 due at each of the three identified milestone dates on the Product Development Schedule (attached as Exhibit B). This Development Fee is fully refundable as a $27.00 credit per Wireless Microphone System of the first 10,000 system sku’s ordered from TriSquare on Digital Ally purchase orders received within one calendar year of mass-production start date, including the first production order.

There will be a non-refundable charge for the product specific tooling required to produce the Digital Ally branded Wireless Microphone System. Once total payment is received for this tooling, the tooling will remain the exclusive property of Digital Ally and will not be used for any purpose other than manufacturing of products to order for delivery to Digital Ally. Tooling quotes will be provided as soon as possible after design details are fixed and prior to actual tooting start. It is anticipated that the total tooling charges would not exceed USD S45,000 and that the tooling will be sufficient to produce a minimum of 300,000 complete units at acceptable quality levels. A tooling maintenance charge will be invoiced in any year that the volume of product orders does not exceed 5,000 main system units. The tooling charges are immediately due upon invoice and will be invoiced within the product development schedule as follows:

A).	First 30% invoiced upon approval of tooling drawings to start tool making.

B).	Second 30% invoiced upon presentation of first shot samples to Digital Ally.

C).	Balance of 40% invoiced upon Digital Ally approval of off-tool parts for starting production.

3). Finished Product Definition and Pricing

The Digital Ally Wireless Microphone System finished product and accessories are defined as follows:

A).	Remote Unit (battery powered transceiver with microphone and internal antenna).

B).	In-Car (base) Unit (with detachable antenna).

C).	In-Car Charge Cradle (single well charge cradle and circuit - 12 Volt supply).

D).	Remote A/C wall cube charger/circuit to charge the Remote unit battery through the external microphone/charge jack on the side of the unit.

E).	Magnetic roof mount antenna with TBD feet of cable.

F).	Lapel Microphone for RMT.

The standard SKU of the Wireless Microphone System (priced below) includes one Remote Transceiver Unit, clip-on lapel microphone, an In-Car (base) Transceiver Unit, an In-Car charge cradle and Remote A/C Wall Cube Charger. The extra Remote SKU includes 1 Remote Transceiver, 1 Wall Wart Charger and 1 lapel microphone. Prices are as follows:

Wireless Microphone System	FOB/FCA Hong Kong, USD $ 200.00.
RMT, WWC & Lapel Mic	FOB/FCA Hong Kong, USD $ 83.00.

Purchase order lead time is 85 days to shipment (from Hong Kong/China) after the product is production ready. Payment terms for finished products are via irrevocable at-sight letter of credit with acceptable terms and conditions opened with each purchase order submitted. A rolling six-month forecast (updated monthly) of anticipated product needs is requested from Digital Ally to facilitate planning for long lead time materials.

4). Product Development Schedule

The major milestone product development schedule is attached as Exhibit B. This schedule depends on TriSquare being granted timely access to a complete functional Digital Ally video recording system that represents final interfacing between the recorder and the TriSquare Wireless Microphone System. It is assumed that the first factory build (GA1) will be successful to ensure the product design and the production process development are both mature to provide for high quality products from mass production manufacturing. If the first factory build (GA1) indicates that design changes are necessary or manufacturing processes are not acceptable, the schedule of mass-production will be pushed out an additional two months as reasonable time to accommodate changes.

The parties below, as legal representatives of the companies of Digital Ally, Inc. and TriSquare Communications (Hong Kong) Co., Ltd. have executed this agreement (MOU) effective as of the issue date indicated in the first paragraph above.

Digital Ally, Inc.:

/s/ Robert Haler Vice President, Engineering
(Signature)	(Printed Name)	(Title)

TriSquare Communications (Hong Kong) Co., Ltd.:

/s/ W. Gary Staley Managing Director
(Signature)	(Printed Name)	(Title)